Exhibit 10.72

SUBLEASE TERMINATION AND SURRENDER AGREEMENT

THIS SUBLEASE TERMINATION AND SURRENDER AGREEMENT (this “Agreement”) is made this 16th day of April, 2024 (the “Effective Date”), by and between THE JUDGE GROUP, INC., a Pennsylvania corporation, as sublandlord (“Sublandlord”) and NYIAX, INC., a Delaware corporation, as subtenant (“Subtenant”).

RECITALS

WHEREAS, Sublandlord and Subtenant are parties to that certain Agreement of Sublease dated September 21, 2021, with an agreed upon Commencement Date of November 1, 2021 (the “Sublease”), for the subleased premises at 180 Maiden Lane, New York, New York (the “Subleased Premises”), as more specifically defined in the Underlying Lease dated September 11, 2017, by and between Downtown NYC Owner, LLC (the “Landlord”), and Sublandlord (as the “Tenant”) (the “Underlying Lease”). Together, the Underlying Lease and the Sublease may be referred to herein as the “Lease.”

WHEREAS, the current term of the Sublease will expire on June 29, 2025.

WHEREAS, the parties desire to terminate the Sublease as more particularly set forth herein, and in connection with such termination, Sublandlord and Subtenant have reached an understanding in principle in regard to (i) the settlement of their respective obligations under the Sublease, (ii) Subtenant’s surrender of the Premises, (iii) the effective date of the Sublease termination, and (iv) each party’s formal release of the other from all obligations under the Sublease from and after the Termination Date (as defined below); and

WHEREAS, Sublandlord and Subtenant desire to memorialize their agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Sublandlord and Subtenant hereby agree as follows:

AGREEMENT

1. Incorporation. The recitals set forth above are incorporated by reference and made a part of this Agreement with the same force and effect as if restated in full.

2. Termination. Sublandlord and Subtenant hereby acknowledge and agree that the Sublease shall be deemed expired on its terms and neither Sublandlord nor Subtenant shall have any surviving rights or obligations thereunder, effective as of the date that: (i) Subtenant surrenders and vacates the Premises as required in Section 4 below, and (ii) Subtenant pays the final Remaining Monthly Payment, and the Termination Payment is thereafter deemed paid-in-full, as such terms are defined in Section 3 below (the “Termination Date”).

3. Termination Payment. Subtenant shall pay to Sublandlord a termination payment under the Sublease in the amount of Eighty Thousand and No/100 Dollars ($80,000.00)(the “Termination Payment”), which shall be paid to Sublandlord as follows: (i) an initial payment on or before April 17, 2024, in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00)(the “Initial Payment”), and (ii) three (3) additional monthly payments, to be paid in three (3) equal installments of Ten Thousand and 00/100 Dollars ($10,000.00), with the first payment to be made on or before May 17, 2024, the second payment to be made on or before June 17, 2024, and the third and final payment to be made on or before July 17, 2024 (each of the three payments, a “Remaining Monthly Payment”). Collectively, the Initial Payment and the three Remaining Monthly Payments shall equal $80,000.00 and shall hereafter be referred to as the Termination Payment.

4. Surrender. Subtenant agrees to vacate and surrender the Subleased Premises on or before April 17, 2024 (the “Surrender Date”), broom clean, in good condition and repair (normal wear and tear excepted). Notwithstanding anything set forth in Section 8.04 of the Sublease, the “Vacating and Removal Requirements” are hereby waived by Sublandlord, and any and all items listed in Exhibit “C” of the Sublease shall remain in the Subleased Premises upon surrender by Subtenant. In addition, any and all IT and/or telecommunications wiring installed by Subtenant shall remain in “as-is” condition upon surrender by Subtenant. The parties hereby acknowledge and agree that they will work together to determine a mutually agreeable time and date for surrender of the Subleased Premises on the Surrender Date, and at such time the Sublandlord, upon an inspection of the Subleased Premises, shall immediately inform Subtenant of any required repairs that must be made by Subtenant. In the event that any Subtenant repairs are required, Subtenant shall have three (3) business days to make the required repairs (the “Repair Period”), following which Sublandlord shall re-inspect the Subleased Premises. If such repairs are not satisfactory to Sublandlord, then Sublandlord may make any such repairs and Subtenant shall be responsible to Sublandlord for such cost. In the event that a Repair Period is required, the Surrender Date shall be extended and shall commence immediately upon the expiration of the Repair Period. However, the Initial Payment shall remain due and payable on or before April 17, 2024. Subtenant hereby acknowledges that it shall not operate as a business in the Subleased Premises during the Repair Period, as this period is to be used solely to make the necessary physical repairs to the Subleased Premises. Any additional items remaining in the Subleased Premises after the Surrender Date (or the Repair Period) shall be deemed abandoned and may be immediately disposed of by Sublandlord in any manner it deems appropriate, without any liability to Sublandlord, and Subtenant shall be responsible to Sublandlord for the cost of such removal.

The parties hereby acknowledge and accept that as of the Surrender Date and prior to the Termination Date, Sublandlord (or Landlord) may, but is not required to, attempt to relet the Subleased Premises. In the event that Sublandlord (or Landlord) is able to sublease the Subleased Premises, and any such new sublease term shall commence prior to the Termination Date, the Subtenant shall be released of any potential Sublease Rent obligations upon commencement of any new such sublease term (not including any third party liability claims that may have accrued on or before the Termination Date which are a result of a breach or default of the Sublease by either the the Subtenant, Sublandlord or caused by the Landlord).

5. No Outstanding Amounts Due. Sublandlord hereby acknowledges and agrees that, upon the receipt of the Termination Payment, there shall be no outstanding rents, charges, dues, assessments, costs or payments due and owing by Subtenant under this Agreement or the Sublease, and Subtenant hereby acknowledges and agrees that there are currently no outstanding charges, costs, payments, or reimbursements of a security deposit or any other amounts owing by Sublandlord under this Agreement or the Sublease.

6. No Default. Subject to the payment herewith by Subtenant of the Termination Payment, Sublandlord and Subtenant, each hereby represents to its current, actual knowledge that the other party will not be in default under any provision of the Sublease as of the Termination Date, and that as of the Termination Date, there will be no events or failures of the other party that, with the giving of notice or the passage of time, or both, would ripen into a default under the terms of the Sublease.

7. Default of this Agreement. Subtenant hereby acknowledges and agrees that in the event that it fails to pay the full Termination Payment (comprised of the Initial Payment and the Remaining Monthly Payments) in full as set forth in Section 3 of this Agreement, the Agreement, including any Sublandlord waiver herein of any existing defaults under the Sublease, shall be null and void. In such event, each right and remedy of Sublandlord provided for herein, under the Sublease, or the Underlying Lease, or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and shall not preclude Subandlord from exercising any other rights or remedies provided for in this Agreement, the Sublease, or the Underlying Lease, or now or hereafter existing at law or in equity, by statute or otherwise. The payment by Subtenant of a lesser amount than the full Termination Payment due or any endorsement on any check or any letter accompanying any check or payment, shall not be deemed an accord and satisfaction of full payment, and Sublandlord may accept such payment without prejudice to Sublandlord’s right to recover the balance of such Termination Payment or to pursue other remedies.

Nothwithstanding the foregoing, the parties hereto acknowledge and agree that upon making the Initial Payment on or before the Surrender Date, Sublandlord shall temporarily waive the requirement that Subtenant continue to make payments of Rent as required under the Sublease. However, if Subtenant fails to pay the full Termination Payment as required in this Agreement, then Sublandlord may pursue any and all remedies available to it as set forth in this Section 7, including but not limited to the right to collect any and all unpaid Rent previously waived in accordance with this Section 7.

8. Release. Upon the payment in full of the Termination Payment and the occurrence of the Termination Date, Sublandlord and Subtenant hereby agree to remise, release, waive and forever discharge each other, and their respective affiliates, parents, subsidiaries, officers, directors, partners, guarantors, shareholders, employees, agents, attorneys and representatives and their respective heirs, personal representatives, successors and assigns from any and all actions, causes of action, suits, debts, covenants, obligations, liabilities, losses, damages, claims and demands of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or tort, at law or in equity which either party has or had or may have against the other which relates in whole or in part or directly or indirectly out of the Sublease accruing on or after the Termination Date, but this shall not release Subtenant or Sublandlord from any third party liability claims that have accrued on or before the Termination Date which are the result of a breach or default of the Sublease by either the Subtenant, Sublandlord or caused by the Landlord.

9. Entire Agreement; Binding. This Agreement represents the entire agreement between Sublandlord and Subtenant and there are no other terms, obligations, covenants, representations, statements or conditions oral or otherwise of any kind whatsoever between the parties except as set forth in this Agreement. The conditions, covenants, representations and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns. No amendment or modification to this Agreement shall be effective unless it is in writing and executed by both Sublandlord and Subtenant.

10. Payment of Litigation Costs. If Sublandlord or Subtenant shall bring any action or proceeding for damages for any alleged breach of any provision of the Sublease or this Agreement, the prevailing party shall be entitled to recover as part of, or incident to, such action or proceeding, all attorneys’ fees and other costs actually incurred in the preparation and processing of such action or proceeding.

11. Enforceability. Sublandlord acknowledges and represents to Subtenant that this Agreement is the binding obligation of Sublandlord enforceable in accordance with its terms and that Sublandlord has obtained the consent of its lender, if any, and the Landlord, if applicable and necessary, or any other third party from whom Sublandlord is required to obtain consent for the execution and performance of this Agreement. Subtenant acknowledges and represents to Sublandlord that this Agreement is the binding obligation of Subtenant enforceable in accordance with its terms and that Subtenant has obtained the consent of any third party from whom Subtenant is required to obtain consent for the execution and performance of this Agreement.

12. Drafting of Agreement. This Agreement is the product of negotiations between Sublandlord and Subtenant. As such, this Agreement shall not be construed against one party or another merely because such party drafted all or some part of this Agreement.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which counterparts shall constitute an original and all of which counterparts together shall constitute one and the same Agreement. The delivery by Sublandlord or Subtenant of an electronic or facsimile signature of this Agreement shall have the same legally binding effect as the delivery of an original signature. Notwithstanding the foregoing, this Agreement shall not be valid, binding or of any legal force or effect unless and until both parties are in receipt of a fully executed Agreement.

14. Captions. The captions and section numbers appearing in this Agreement are for convenience only and are not a part of this Agreement and do not in any way limit, amplify, define, construe or describe the scope or intent of the terms or provisions of this Agreement. Any capitalized terms used in this Agreement shall have the same meaning as given under the Lease, unless otherwise defined herein.

15. Authority to Execute. Sublandlord and Subtenant represent and warrant to each other that the person executing this Agreement on behalf of such applicable party has the full right, power and authority to execute this Agreement and perform its obligations under this Agreement.

16. Severability. If any provision of this Agreement is determined by a court having jurisdiction to be illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the parties that if any provision is so held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provision as is possible that is legal, valid and enforceable.

17. Choice of Law. This Agremeent shall be governed by, and construed in accordance with, the laws of the State of New York.

THIS SPACE INTENTIONALLY LEFT BLANK

SIGNATURES FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Sublease Termination and Surrender Agreement as of the date first above written.